EXHIBIT 99.1

China Automotive Systems Reports Fourth Quarter
and Fiscal 2015 Results

WUHAN, China, March 30, 2016 /PRNewswire/ -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the fourth quarter and the audited results for fiscal year ended December 31, 2015.

Fourth Quarter 2015 Highlights

•	Net sales were $120.1 million, compared to $135.3 million in the fourth quarter of 2014.
•	Gross margin was 16.8%.
•	Net income attributable to parent company's common shareholders was $6.9 million, or diluted earnings per share of $0.22, compared to net income attributable to parent company's common shareholders of $9.0 million, or diluted earnings per share of $0.28 in the fourth quarter of 2014.

Fiscal Year 2015 Highlights

•	Net sales were $443.5 million, compared to $466.8 million in 2014.
•	Gross margin was 17.9%.
•	Diluted earnings per share attributable to parent company's common shareholders was $0.85.
•	Cash and cash equivalents, pledged cash and short-term investments were $122.3 million as of December 31, 2015.
•	Net cash flow from operating activities was $39.3 million.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "Our sales in 2015 reflected the challenges of slower economic growth in China and changes in the demand for steering in 2015. The 6.9 percent GDP growth in 2015 was the slowest since 2009, resulting in anticipated employment reductions in several industries. This, combined with the effects of the volatility in the Chinese stock markets, drove consumer confidence lower and hindered new passenger car purchases, which recorded growth of only 7.3% for the 2015 year according to the Chinese Association of Automobile Manufacturers (“CAAM”). Additionally, CAAM has reported that commercial vehicle sales in China decreased by 9.0% in 2015.”

“We reported lower sales of our traditional hydraulic power steering units, as the sales of electric power steering units (“EPS”) accelerated. Sales of our own EPS units continued to climb in 2015 and we are making further investments in R&D and our operations to speed our changeover to emphasize EPS sales in the future. Several of our customers also delayed the launch of new passenger vehicle models in 2015 which also impacted our sales. We anticipate those new models will be introduced in 2016.”

“Our Brazilian plant is now operating at commercial run rates allowing us to accept larger orders and penetrate deeper into the South American markets to serve global OEMs and Chinese operations in these markets as well as local companies. Our overseas sales increased as a percentage of total sales to 13.8% in 2015 compared with 12.5% in 2014. We continue to increase our sales to Fiat Chrysler North America and Ford in North America and additional foreign markets hold promise for the future.“

Mr. Jie Li, chief financial officer of CAAS, commented, "We continue to focus on maintaining a strong balance sheet with positive cash flow even as we invest to improve our operations and expand our product portfolio in a competitive market. In early January of 2016, our board of directors approved a stock repurchase plan as our stock is trading at a low valuation based on our analysis. We plan to proceed with stock repurchases as soon as the trading window opens in the middle of May. These actions demonstrate our determination to build long-term shareholder value.”

Fourth Quarter of 2015

In the fourth quarter of 2015, net sales were $120.1 million, compared to $135.3 million in the same quarter of 2014, reflecting an 11.2% year-over-year decline. The net sales decline was mainly due to decreased auto sales in a weak economic environment.

Gross profit was $20.2 million in the fourth quarter of 2015, compared to $24.0 million in the fourth quarter of 2014. The gross margin was 16.8% in the fourth quarter of 2015, versus 17.7% in the fourth quarter of 2014. The decrease in gross margin was mainly due to weaker unit volume sales and a lower average selling price.

Gain on other sales was $1.2 million, compared with $1.6 million in the fourth quarter of 2014.

Selling expenses were $4.0 million in the fourth quarter of 2015, compared to $4.6 million in the fourth quarter of 2014. Selling expenses represented 3.3% of net sales in the fourth quarter of 2015, compared to 3.4% in the fourth quarter of 2014.

General and administrative expenses ("G&A expenses") were $5.7 million in the fourth quarter of 2015, compared to $5.1 million in the same quarter of 2014. G&A expenses represented 4.7% of net sales in the fourth quarter of 2015 and 3.8% in the fourth quarter of 2014. The increase in G&A expenses and G&A expenses as a percentage of net sales was mainly due to higher employee insurance and increased depreciation on the office buildings.

Research and development expenses ("R&D expenses") were $4.6 million in the fourth quarter of 2015, down from $6.5 million in the fourth quarter of 2014. R&D expenses represented 3.8% of net sales in the fourth quarter of 2015 compared with 4.8% in the fourth quarter of 2014.

Net financial income was $0.9 million in the fourth quarter of 2015 compared to net financial income of $0.3 million in the fourth quarter of 2014.

Income from operations was $7.1 million in the fourth quarter of 2015, compared to $9.3 million in the same quarter of 2014. The decrease was mainly due to the reduced revenue and lower gross margin in the 2015 fourth quarter compared with the same quarter of 2014.

Income before income tax expenses and equity in earnings of affiliated companies was $7.9 million in the fourth quarter of 2015, compared to $9.9 million in the fourth quarter of 2014. The decrease in income before income tax expenses and equity in earnings of affiliated companies was mainly due to lower operating income in the fourth quarter of 2015, compared with the fourth quarter of 2014.

Net income attributable to parent company's common shareholders was $6.9 million in the fourth quarter of 2015, compared to net income attributable to parent company's common shareholders of $9.0 million in the fourth quarter of 2014. Diluted earnings per share were $0.22 in the fourth quarter of 2015, compared to diluted earnings per share of $0.28 in the fourth quarter of 2014.

The weighted average number of diluted common shares outstanding was 32,131,453 in the fourth quarter of 2015, compared to 32,139,697 in the fourth quarter of 2014.

Fiscal Year 2015

Annual net sales were $443.5 million in 2015, compared to $466.8 million in 2014. The overall decrease was mainly due to the economic slowdown in China which impacted vehicle sales and led certain large customers to postpone the launch of new models. The depreciation of the RMB against the U.S. dollar in 2015 also negatively affected net sales, as more than 80% of the Company’s business is conducted in China and the Company’s financial reporting is in US dollars.

Gross profit in 2015 was $79.5 million, down from $87.5 million in 2014. Gross margin was 17.9% in 2015, compared to 18.7% in 2014. The decrease was primarily due to reduced sales volume, different product mix, and a lower average selling price in response to weak market demand.

Gain on other sales mainly consisted of the net amount retained from the sales of materials, property, plant and equipment, land use rights and scraps. For the year ended December 31, 2015, the gain on other sales amounted to $4.4 million, compared to $11.8 million in 2014. The decrease was mainly due to the Company’s recognition of a gain on the sale of land use rights of $7.5 million in 2014 while there was no such gain in 2015.

Selling expenses were $15.0 million in 2015, slightly down from $15.7 million in 2014, which was mainly due to a more competitive transportation provider used in 2015. Selling expenses represented 3.4% of net sales in 2015, the same as in 2014.

G&A expenses were $17.0 million in 2015, up slightly from $16.2 million in 2014. Higher G&A expenses were primarily due to increased labor insurance and a rise in depreciation of office buildings. G&A expenses represented 3.8% of net sales in 2015 compared to 3.5% in 2014.

R&D expenses were $22.3 million in 2015 from $23.0 million in 2014. R&D expenses are primarily associated with the costs incurred with the Company's further development of its EPS technology, improvement of machinery molds and compensation for research staff and consultants. External technical support fees declined during 2015 as the Company made greater usage of its internal resources. R&D expenses represented 5.0% of net sales in 2015, which was slightly higher from 4.9% of net sales in 2014.

Operating income was $29.7 million in 2015, down from $44.4 million in 2014. The decrease is due to lower gross profit in 2015 and a higher gain on other sales associated with land sales in 2014. The operating margin was 6.7% in 2015, compared to 9.5% in 2014.

Net financial income was $2.9 million in 2015, compared to net financial income of $2.4 million in 2014.

Income before income tax expenses and equity in earnings of affiliated companies was $32.0 million for 2015 compared with $46.1 million for 2014. This decline was mainly due to a decrease in income from operations.

Income tax expense was $4.5 million for 2015, compared to $6.8 million for 2014. This tax decrease was mainly due to lower income before tax. The effective tax rate decreased to 14.0% for the year ended December 31, 2015 from 14.7% for the year ended December 31, 2014. The Chinese government rewards high-tech companies with favorable tax rates.

Net income attributable to parent company's common shareholders was $27.4 million in 2015, compared to $33.5 million in 2014. Diluted earnings per share were $0.85 in 2015, compared to $1.15 in 2014. The weighted average number of diluted common shares outstanding was 32,134,866 in 2015, compared to 29,082,809 in 2014.

Balance Sheet

As of December 31, 2015, total cash and cash equivalents, pledged cash and short-term investments were $122.3 million, total accounts receivable including notes receivable were $276.3 million, accounts payable were $203.5 million and bank and government loans were $40.9 million. Total parent company stockholders' equity was $299.0 million as of December 31, 2015, compared to $289.3 million as of December 31, 2014. Net cash flow from operating activities was $39.3 million, compared to $45.7 million in 2014.

Business Outlook

Management provided revenue guidance for the full year 2016 of US$450 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on March 30, 2016 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

A replay of the call will be available on the Company’s website under investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 5.0 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beijing Henglong Automotive System Co., Ltd. (for Beiqi Foton Motor Co., Ltd.) and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 30, 2016, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Investor Relations

Email: caas@compassbell.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$69,676	$68,505
Pledged cash	31,402	33,633
Short-term investments	21,209	41,017
Accounts and notes receivable, net - unrelated parties	254,397	282,348
Accounts and notes receivable, net - related parties	21,918	22,760
Advance payments and others - unrelated parties	4,381	2,124
Advance payments and others - related parties	544	741
Inventories	65,570	64,419
Current deferred tax assets	6,962	7,078
Total current assets	476,059	522,625
Non-current assets:
Long-term time deposits	5,082	-
Property, plant and equipment, net	84,151	82,466
Intangible assets, net	2,793	3,419
Other receivables, net - unrelated parties	3,882	1,619
Other receivables, net - related parties	14	76
Advance payment for property, plant and equipment - unrelated parties	15,192	6,755
Advance payment for property, plant and equipment - related parties	8,863	2,085
Long-term investments	6,152	4,575
Goodwill	608	645
Non-current deferred tax assets	4,899	4,896
Total assets	$607,695	$629,161

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank and government loans	$40,929	$43,988
Accounts and notes payable - unrelated parties	197,105	213,090
Accounts and notes payable - related parties	6,363	4,857
Customer deposits	1,613	1,885
Accrued payroll and related costs	6,332	7,554
Accrued expenses and other payables	31,383	35,429
Accrued pension costs	4,664	5,586
Taxes payable	9,284	11,557
Amounts due to shareholders/directors	345	380
Current deferred tax liabilities	194	189
Total current liabilities	298,212	324,515
Long-term liabilities:
Advances payable	1,922	6,156
Non-current deferred tax liabilities	266	321
Total liabilities	300,400	330,992
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued 32,338,302 and 32,338,302 shares at December 31, 2015 and 2014, respectively	3	3
Additional paid-in capital	64,627	64,522
Retained earnings-
Appropriated	10,379	10,178
Unappropriated	206,622	179,435
Accumulated other comprehensive income	18,412	36,119
Treasury stock –217,283 and 217,283 shares at December 31, 2015 and 2014, respectively	(1,000)	(1,000)
Total parent company stockholders’ equity	299,043	289,257
Non-controlling interests	8,252	8,912
Total stockholders’ equity	307,295	298,169
Total liabilities and stockholders’ equity	$607,695	$629,161

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands of USD, except share and per share amounts)

	Year Ended December 31,
	2015	2014

Net product sales ($38,948 and $50,442 sold to related parties for the years ended December 31, 2015 and 2014)	$443,533	$466,773
Cost of products sold ($25,294 and $23,506 purchased from related parties for the years ended December 31, 2015 and 2014)	363,986	379,299
Gross profit	79,547	87,474
Net gain on other sales	4,417	11,821
Operating expenses:
Selling expenses	15,003	15,736
General and administrative expenses	16,970	16,161
Research and development expenses	22,339	22,966
Total operating expenses	54,312	54,863
Operating income	29,652	44,432
Other income, net	844	1,021
Interest expense	(1,337)	(1,788)
Financial income, net	2,888	2,416
Income before income tax expenses and equity in earnings of affiliated companies	32,047	46,081
Less: Income taxes	4,490	6,785
Add: Investment income, net	340	298
Net income	27,897	39,594
Net income attributable to noncontrolling interest	509	6,052
Net income attributable to parent company’s common shareholders	27,388	33,542

Net income attributable to parent company’s common shareholders per share –
Basic	$0.85	$1.15

Diluted	$0.85	$1.15

Weighted average number of common shares outstanding –
Basic	32,121,019	29,062,519
Diluted	32,134,866	29,082,809

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2015	2014

Net income	$27,897	$39,594
Other comprehensive income:
Foreign currency translation loss	(18,557)	(1,057)
Comprehensive income	9,340	38,537
Comprehensive income attributable to noncontrolling interest	(343)	5,680
Comprehensive income attributable to parent company	$9,683	$32,857

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2015	2014

Cash flows from operating activities:
Net income	$27,897	$39,594
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	105	193
Depreciation and amortization	15,273	15,523
Deferred income taxes	(655)	(1,684)
Inventory write downs	2,554	3,908
Reversal of provision for doubtful accounts	(144)	96
Equity in earnings of affiliated companies	(311)	(260)
Gain on disposal of fixed assets	-	(7,475)
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged cash	364	195
Accounts and notes receivable	11,835	(18,712)
Advance payments and other	(3,176)	1,272
Inventories	(7,626)	(10,156)
Increase (decrease) in:
Accounts and notes payable	(2,578)	11,940
Customer deposits	(225)	207
Accrued payroll and related costs	(867)	526
Accrued expenses and other payables	(739)	2,057
Accrued pension costs	(620)	969
Taxes payable	(1,813)	4,231
Advances payable	-	3,273
Net cash provided by operating activities	39,274	45,697

Cash flows from investing activities:
Purchase of short-term investments and long-term time deposits	(12,395)	(46,419)
Proceeds from maturities of short-term investments and long-term time deposits	25,133	40,828
Increase in other receivables	(1,420)	(43)
Cash received from property, plant and equipment sales	729	7,048
Cash paid to acquire property, plant and equipment	(41,704)	(18,038)
Cash paid to acquire intangible assets	(978)	(1,376)
Acquisition of Fujian Qiaolong, net of cash acquired	-	(2,976)
Purchase of long-term investments	(1,636)	(817)
Net cash used in investing activities	(32,271)	(21,793)

Cash flows from financing activities:
Proceeds from bank and government loans	11,420	19,922
Repayment of bank and government loans	(11,822)	(15,501)
Dividends paid to the holders of the Company’s common stock	-	(4,291)
Dividends paid to the non-controlling interest holders of joint venture companies	(1,121)	(9,316)
Decrease (increase) in amounts due to shareholders/directors	(252)	69
Net cash used in financing activities	(1,775)	(9,117)

Cash and cash equivalents affected by foreign currency	(4,057)	(261)
Net increase in cash and cash equivalents	1,171	14,526
Cash and equivalents at beginning of year	68,505	53,979
Cash and equivalents at end of year	$69,676	$68,505